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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PEGASUS MEDIA & COMMUNICATIONS, INC.


                  PEGASUS MEDIA COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company"),

         DOES HEREBY CERTIFY:

         1. The name of the Corporation is Pegasus Media & Communications, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 29, 1993.

         2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation by deleting Article Eighth in its entirety.

         3. The text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:

                           "FIRST:  The name of the Corporation is
         PEGASUS MEDIA & COMMUNICATIONS, INC.

                           SECOND: The address of the Corporation's registered office in the State of Delaware is 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810. The name of the Corporation's registered agent at such address is Organization Services, Inc., in the County of New Castle.

                           THIRD: The purpose of the Corporation is to act as a holding company and to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

                           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Fifty Thousand (250,000) shares, par value $.01 per share, of which 230,000 shares are designated Class A Common Stock and of which 20,000 shares are designated Class B Common Stock. The Class A Common Stock shall have ten (10) votes for each share, and the Class B Common Stock shall have one (1) vote for each share.



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                           FIFTH:  The name and mailing address of the
         incorporator is as follows:

                  Name                                     Mailing Address
                  ----                                     ---------------

           Marshall W. Pagon                         103 Springer Building
                                                     3411 Silverside Road
                                                     Wilmington, DE 19810

                           SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically otherwise provided therein.

                           SEVENTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited."

         4. This Restated Certificate of Incorporation was duly adopted by the written consent of the sole stockholder in accordance with applicable provisions of Sections 228, 242, and 245 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Ted S. Lodge, its Senior Vice President and attested by Howard E. Verlin, its Secretary, as of this 21st day of January, 1997.


                                                     /s/ Ted S. Lodge
                                                     --------------------------
                                                     Ted S. Lodge
                                                     Senior Vice President


ATTEST:

/s/ Howard E. Verlin
------------------------
Howard E. Verlin
Secretary